Exhibit 99.1

Zosano Appoints Steven A. Elms to Board of Directors

FREMONT, CA, May 22, 2018 - Zosano Pharma Corporation (NASDAQ:ZSAN) (“Zosano” or the “Company”) a clinical-stage biopharmaceutical company focused on providing rapid systemic administration of therapeutics to subjects using its proprietary Adhesive Dermally-Applied Microarray (“ADAM™”) technology, today announced that Steven A. Elms, Managing Partner at Aisling Capital, has been appointed to the Company’s Board of Directors. Aisling was a lead investor in the follow-on financing that Zosano recently completed in early-April.

“On behalf of our entire Board, I am pleased to welcome Steven as a member of our Board of Directors,” commented John Walker, Chief Executive Officer and Chairman of the Board. “Steven’s investment banking and Wall Street experience make him an ideal addition to our Board. He adds to the strong industry experience already represented on our Board with his working knowledge of M&A, financings and the full range of capital market transactions. We look forward to having his perspective available as we advance our strategic opportunities.”

“I am pleased to join the Zosano Board,” commented Mr. Elms. “I look forward to working to maximize the value of the Company and its technology and I am especially excited about the commercial potential of Zosano’s zolmitriptan product for migraine, M207.”

Mr. Elms joined Aisling in July of 2000 and currently serves as one of the Managing Partners. Previously, he was a Principal in the Life Sciences Investment Banking Group of H&Q. During his five years at H&Q, Mr. Elms was involved in over 60 financing and M&A transactions, helping clients raise in excess of $3.3 billion in capital. Prior to H&Q, Mr. Elms traded mortgage-backed securities at Donaldson, Lufkin & Jenrette. His previous healthcare sector experience includes over two years as a pharmaceutical sales representative for Marion Laboratories and two years as a consultant for The Wilkerson Group.

About Zosano Pharma

Zosano Pharma Corporation is a clinical stage biopharmaceutical company focused on providing rapid systemic administration of therapeutics to subjects using our proprietary ADAM technology. The Company previously announced positive results from our ZOTRIP study that evaluated M207, which is our proprietary formulation of zolmitriptan delivered via our ADAM technology, as an acute treatment for migraine, and is currently conducting a long-term safety study of M207. Zosano is focused on developing products where rapid administration of established molecules with known safety and efficacy profiles provides an increased benefit to subjects, for markets where subjects remain underserved by existing therapies. The Company anticipates that its current and future development programs may enable the Company to utilize a regulatory pathway that would streamline clinical development and accelerate the path towards commercialization. Learn more at www.zosanopharma.com.

About M207

M207 is our proprietary formulation of zolmitriptan delivered utilizing Zosano’s proprietary ADAM technology. Zosano’s ADAM technology consists of titanium microprojections coated with drug, and in the case of M207, our formulation of zolmitriptan. Our ADAM technology delivers drug by abrading the stratum corneum and allowing drug to be absorbed into the microcapillary system of the skin. In February 2017, the Company announced statistically significant results from the ZOTRIP trial, which demonstrated that the 3.8mg dose of M207 met both co-primary endpoints, achieving pain freedom and most bothersome symptom freedom at 2 hours. In November 2017, the Company announced the initiation of its long-term safety study evaluating M207 and expects to file an NDA for M207 in the fourth quarter of 2019.

Forward-Looking Statements

This press release contains forward-looking statements regarding the timing of expected clinical development milestones, sufficiency of our capital resources and need for future funding and other future events and expectations. Readers are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “might,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” “unaudited,” “approximately” or the negative of those words or other comparable words to be uncertain and forward-looking. These statements are subject to risks and uncertainties that are difficult to predict and actual outcomes may differ materially. These include risks and uncertainties, without limitation, associated with the process of discovering, developing and commercializing products that are safe and effective for use as human therapeutics, risks inherent in the effort to build a business around such products and other risks and uncertainties described under the heading “Risk Factors” in the Company’s most recent annual report on Form 10-K. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot in any way guarantee that the future results, level of activity, performance or events and circumstances reflected in forward-looking statements will be achieved or occur. All forward-looking statements are based on information currently available to Zosano and Zosano assumes no obligation to update any such forward-looking statements.

Zosano Contact:

John Walker

Chief Executive Officer and Chairman of the Board

510-745-1200